UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2023

IMMUNIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36201	56-2358443
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1200 Avenue of the Americas, Suite 200

New York, NY 10036

USA

(Address of principal executive offices)

Registrant’s telephone number, including area code: (332) 255-9818

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.0001	IMUX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. Yes ☐ No ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 27, 2023, Immunic, Inc. (the “Company”) announced the appointment of Dr. Richard Rudick as a member of the Board of Directors (the “Board”) of the Company, effective as of April 26, 2023. As a Class III director, Dr. Rudick’s term lasts until the Company’s 2023 Annual Meeting of Stockholders (the “Annual Meeting”). Dr. Rudick is not a party to, and does not have any direct or indirect material interest in, any transaction requiring disclosure under Item 404(a) of Regulation S-K. There are no arrangements or understandings between Dr. Rudick and any other persons pursuant to which he was selected as a director.

In connection with his appointment as director, Dr. Rudick was granted a long-term equity incentive grant in the form of an option (the “Option”) to purchase a total of 32,000 shares of the Company’s common stock on April 26, 2023. The option to purchase 32,000 shares vests in monthly increments over a period of three years from the grant date. The Option will have an exercise price per share equal to the closing price of the Company’s common stock on The Nasdaq Stock Market on the date of grant.

Additionally, Dr. Rudick and the Company entered into the Company’s standard form of indemnification agreement for directors and executive officers.

Dr. Richard Rudick, age 72, has over 35 years of experience in the biopharmaceutical industry and academic medicine. Since January 2023, Dr. Rudick has been the President and CEO of Astoria Biologic, a private biotechnology company developing novel therapies for multiple sclerosis. Previously, Dr. Rudick served as the Vice President of Development Science at Biogen, Inc., a biotechnology company which engages in discovering, developing, and delivering therapies for neurological and neurodegenerative diseases, from May 2014 until September 2020. Dr. Rudick also served as a staff neurologist and director of the Mellen Center for the Cleveland Clinic from January 1987 until May 2014. Dr. Rudick holds an M.D. from Case Western Reserve University School of Medicine. The Nominating and Corporate Governance Committee and the Board believe that Dr. Rudick‘s extensive leadership in clinical research and development of multiple sclerosis treatments provides valuable clinical, strategy and management skills to the Board.

Effective on April 26, 2023, the Board determined that in connection with Dr. Rudick’s appointment, the size of the Board will be increased from seven to eight directors.

Director Not Standing for Re-Election at the 2023 Annual Meeting

Additionally, on April 26, 2023, Dr. Vincent Ossipow notified the Board that he plans to retire from the Board at the end of his current term and will not stand for re-election at the 2023 Annual Meeting. Dr. Ossipow will continue to serve as a member of the Board until the date of the Annual Meeting, and as a member of the Nominating and Corporate Governance Committee until the date of the Annual Meeting. Dr. Ossipow’s decision not to stand for re-election was not the result of any disagreement with the Company or its management on any matter relating to the Company’s operations, policies or practices.

The Company thanks Dr. Ossipow for his years of service and valuable contributions to the Company.

A copy of the press release announcing the foregoing matters is filed with this Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press release dated April 27, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: April 27, 2023.

Immunic, Inc.

By:	/s/ Daniel Vitt
Daniel Vitt
President and Chief Executive Officer